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                                                                    EXHIBIT 4.15

                         FOURTH SUPPLEMENTAL INDENTURE

               Fourth Supplemental Indenture, dated as of April 3, 1998, by and among IXC Communications, Inc., a Delaware corporation (the "Company"), each of the Guarantors listed on the signature pages hereto (the "Guarantors") and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"), under the Indenture dated as of October 5, 1995, as amended by Amendment No. 1 to Indenture and Subsidiary Guaranty dated as of June 4, 1996 and as supplemented by the First Supplemental Indenture dated as of October 23, 1997, the Second Supplemental Indenture dated as of December 22, 1997 and the Third Supplemental Indenture dated as of January 6, 1998 among the Company, the Guarantors, and the Trustee (as amended and supplemented, the "Indenture") pursuant to which the Company's 12 1/2% Senior Notes due 2005 (the "Senior Notes") were issued. Capitalized terms used herein, but otherwise not defined herein, shall have the meanings given to such terms in the Indenture.

               WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to authorize and approve certain amendments (the "Proposed Amendments") to the Indenture;

               WHEREAS, the Indenture provides, among other things, that the Company and the Trustee may amend the Indenture as provided herein with the consent of Holders of at least a majority in principal amount of the Senior Notes outstanding (75% in principal amount of the Senior Notes outstanding with respect to Section 4.10 and/or 4.15 of the Indenture);

               WHEREAS, the Company has distributed an Offer to Purchase and Consent Solicitation Statement (the "Solicitation Statement") and accompanying Letter of Transmittal, each dated March 20, 1998 and attached hereto as Exhibit A to the Holders of the Senior Notes in connection with the Proposed Amendments as described in the Solicitation Statement;

               WHEREAS, the holders of a majority in principal amount of the Senior Notes outstanding (75% in principal amount of the Senior Notes outstanding with respect to Section 4.10 and 4.15 of the Indenture) have approved the Proposed Amendments to the provisions of the Indenture;

               WHEREAS, all acts and proceedings required by law, the Indenture and the charter documents of the Company necessary to constitute this Fourth Supplemental Indenture as a valid and binding agreement for the uses and purposes herein set forth, in accordance with its terms, have been done and taken; and the execution and delivery of this Fourth Supplemental Indenture by the Company and each of the Guarantors have been in all respects duly authorized; and

               WHEREAS, the Company has furnished the Trustee with (i) an Officers' Certificate and an Opinion of Counsel stating that the conditions precedent to the execution by the Trustee of this Fourth Supplemental Indenture have been satisfied, (ii) resolutions of the Company and each of the Guarantors authorizing the execution of the Fourth Supplemental Indenture, and (iii) a request of the Company.

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               NOW, THEREFORE, each party hereto, for the equal and
proportionate benefit of the other parties hereto and the Holders, is executing and delivering this Fourth Supplemental Indenture.

        Section 1. Elimination of Certain Covenants and Guarantees. Section 4.03 Reports, Section 4.05 Taxes, Section 4.07 Limitation on Restricted Payments,
Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries, Section 4.09 Incurrence of Indebtedness and Issuance of Preferred Stock, Section 4.10 Asset Sales, Section 4.11 Limitation on Transactions with Affiliates, Section 4.12 Liens, Section 4.13 Sale and Leaseback Transactions,
Section 4.14 Corporate Existence, Section 4.15 Change of Control, Section 4.16 Limitations on Issuances and Sales of Capital Stock of Wholly Owned Restricted Subsidiaries, Section 5.01 Merger, Consolidation or Sale of Assets and Article 11 Subsidiary Guarantees of the Indenture (collectively the "Designated Provisions") are each hereby deleted in their entirety and replaced with "Intentionally Omitted."

        Section 2. Elimination of Certain Definitions. Notwithstanding any provision in the Indenture to the contrary, any references to any definitions which occur only within the Designated Provisions as in effect prior to the execution of this Fourth Supplemental Indenture shall be deleted from Section
1.01 Definitions of the Indenture and shall be of no force or effect.

        Section 3. Elimination of Guarantees by Guarantors. Notwithstanding any provision in the Indenture to the contrary, any reference in the Indenture with respect to any guarantee of the Senior Notes by any Guarantor shall be eliminated, including without limitation, any reference to any Subsidiary Guarantee and Exhibit B contained in the Indenture, and shall be of no force or effect. Exhibit B attached to the Indenture and any Subsidiary Guarantee appurtenant to the Senior Notes shall be eliminated and shall be of no force or effect.

        Section 4. Elimination of Certain Events of Default. Notwithstanding any provision in the Indenture to the contrary, any Event of Default set forth in paragraphs (c), (d), (e), (f) and (i) of Section 6.01 Events of Default of the Indenture ("Section 6.01") relating to compliance with any of the Designated Provisions, and relating to defaults with respect to other indebtedness or judgments rendered in court is hereby eliminated. Paragraph (j) of Section 6.01 is hereby deleted and replaced with "Intentionally Omitted" and paragraph (i) of
Section 6.01 is hereby amended to add "or" at the end of such paragraph.

        Section 5. Senior Notes. The applicable provisions of the Senior Notes are hereby amended to reflect the amendments set forth in this Fourth Supplemental Indenture.

        Section 6. Waiver. Notwithstanding any provision in the Indenture to the contrary, the Holders of the Senior Notes waive the application of any provision in the Indenture which would prohibit, restrict or otherwise limit the Company from initiating, effectuating or consummating the Offer, the Solicitation and/or the Proposed Financing (as such terms are defined in the Solicitation Statement).

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        Section 7. Miscellaneous.

               a. Effect of Fourth Supplemental Indenture. Upon the execution and delivery of this Fourth Supplemental Indenture by the Company, the Guarantors and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Senior Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

               b. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

               c. Ratification of Indenture. As amended by this Fourth Supplemental Indenture, the Indenture is in all respects ratified and confirmed and, as so supplemented by this Fourth Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

               d. Confirmation and Preservation of Indenture. The Indenture as supplemented by this Fourth Supplemental Indenture is in all respects confirmed and preserved.

               e. Conflict with Trust Indenture Act. If any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Fourth Supplemental Indenture, the provision of the TIA shall control. If any provision of this Fourth Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Fourth Supplemental Indenture, as the case may be.

               f. Severability. In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

               g. Headings. The Section headings of this Fourth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Fourth Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

               h. Benefits of Fourth Supplemental Indenture, etc. Nothing in this Fourth Supplemental Indenture or the Senior Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Senior Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Fourth Supplemental Indenture or the Senior Notes.

               i. Successors. All agreements of the Company and in this Fourth Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Fourth Supplemental Indenture shall bind its successors.

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               j. The Trustee. In entering into this Fourth Supplemental
Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee. The Trustee shall not be responsible in any manner whatsoever for the recitals of fact herein, all of which are made by the Company and the Guarantors.

               k. Governing Law. The internal law of the State of New York shall govern and be used to construe this Fourth Supplemental Indenture without regard to principals of conflict of laws thereof.

               l. Events of Default. To the extent provisions of the Indenture have been deleted by this Fourth Supplemental Indenture, the Company is hereby relieved of its obligations under such provisions and such provisions shall not hereafter give rise to a Default or an Event of Default. To the extent provisions of the Indenture have been amended by this Fourth Supplemental Indenture, a Default or an Event of Default may arise hereafter under such provisions only as amended.

               m. The Effective Date. This Fourth Supplemental Indenture shall become a legally effective and binding instrument upon the execution and delivery hereof by all parties hereto; provided, however, that Sections 1 through 5 of this Fourth Supplemental Indenture shall become operative on the opening of business on the Payment Date (as defined in the Solicitation Statement).

               n. Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same agreement.


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        IN WITNESS WHEREOF, the parties hereto have caused this Fourth
Supplemental Indenture to be executed by their respective officers, thereunto duly authorized and attested, all as of the day and year first above written.


                                             "Company"

Attest:                                       IXC COMMUNICATIONS, INC.,


By:    /s/ Jeffrey C. Smith                   By:    /s/ James F. Guthrie
    -------------------------------------         --------------------------
Name:  Jeffrey C. Smith                       Name:  James F. Guthrie
Title: Senior Vice President and              Title: Executive Vice President
       General Counsel                               and Chief Financial Officer

                                              "Guarantors"
                                              ATLANTIC STATES MICROWAVE
                                                 TRANSMISSION COMPANY
                                              CENTRAL STATES MICROWAVE
                                                 TRANSMISSION COMPANY
                                              TELCOM ENGINEERING, INC.
                                              TOWER COMMUNICATION SYSTEMS
                                                 CORP.
                                              WEST TEXAS MICROWAVE COMPANY
                                              WESTERN STATES MICROWAVE
                                                 TRANSMISSION COMPANY
                                              RIO GRANDE TRANSMISSION, INC.
                                              IXC CARRIER, INC.
                                              IXC LONG DISTANCE, INC.
                                              LINK NET INTERNATIONAL, INC.
Attest:                                       IXC INTERNATIONAL, INC.
                                              IXC INTERNET SERVICES, INC.


By:    /s/ Jeffrey C. Smith                   By:    /s/ James F. Guthrie
   --------------------------------------         ------------------------------
Name:  Jeffrey C. Smith                       Name:  James F. Guthrie
Title: Senior Vice President and              Title: Executive Vice President
       General Counsel                               and Chief Financial Officer


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                                              "Trustee"


Attest:                                       IBJ SCHRODER BANK & TRUST
                                              COMPANY


By:    /s/ Barbara McCluskey                  By:    /s/ Terence Rawlins
Name:  Barbara McCluskey                      Name:  Terence Rawlins
Title: Assistant Secretary                    Title: Assistant Vice President



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